As filed with the Securities and Exchange Commission on August 22, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AXOGEN, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41‑1301878
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13631 Progress Boulevard, Suite 400 Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

AXOGEN, INC. 2019 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Gregory G. Freitag General Counsel Axogen, Inc. 13631 Progress Boulevard, Suite 400 Alachua, Florida 32615 (386) 462‑6800	Fahd M.T. Riaz, Esq. DLA Piper LLP (US) 1650 Market Street, Suite 4900 Philadelphia, Pennsylvania 19103 (215) 656‑3300
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	3,000,000(2)	$16.02	$48,060,000.00	$5,824.87
TOTAL	3,000,000(2)		$48,060,000.00	$5,824.87

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S‑8 (the “Registration Statement”) also covers an indeterminate number of shares of common stock, $0.01 par value per share (“Common Stock”), of Axogen, Inc. (the “Registrant”) that may be offered or issued by reason of stock splits, stock dividends or similar transactions.  In addition, any shares subject to outstanding options or other equity “Awards” (as defined in the Axogen, Inc. Long-Term Incentive Plan (the “2019 Plan”)) under the 2019 Plan that are cancelled, forfeited, expired, terminated, unearned or settled in cash, in any such case does not result in the issuance of shares, shall be again available for issuance pursuant to Awards granted under the 2019 Plan.

(2)Shares of Common Stock initially reserved for issuance under the 2019 Plan consist of (i) 3,000,000 shares registered pursuant to this Registration Statement, plus, (ii) 385,482 unallocated shares of Common Stock available for issuance as of the effective date of the Registrant’s 2010 Stock Incentive Plan, amended and restated as of April 5, 2017 (the “Prior Plan”) that are not then subject to outstanding Awards (the “Carryover Shares”); plus (iii) shares under the Prior Plan and the 2019 Plan that are cancelled, forfeited, expired, terminated, unearned or settled in cash, in any such case that does not result in the issuance of shares (the “Unused Shares”).  Pursuant to General Instruction E on Form S-8, the registration fee is calculated with respect to the additional securities registered on this Form S-8 only.  Concurrently with the filing of this Registration Statement, the Registrant is filing a post-effective amendment to the following prior registration statements on Form S-8 originally filed with the United States Securities and Exchange Commission (the “Commission”) to cover the issuance of the Carryover Shares and Unused Shares: (i) File No. 333-173539, filed with the Commission on April 15, 2011; (ii) File No. 333-177980, filed with the Commission on November 14, 2011; (iii) File No. 333-201238, filed with the Commission on December 23, 2014; (iv) File No. 333-211660, filed with the Commission on May 27, 2016; and File No. 333-218290, filed with the Commission on May 26, 2017.  For more details, please see the explanatory note following this page.

(3)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h).  The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Stock Market on August 20, 2019.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Axogen, Inc.  (the “Registrant”) to register 3,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), of the Registrant, which may be issued under the Axogen, Inc. 2019 Long-Term Incentive Plan (the “2019 Plan”).

Shares of Common Stock initially reserved for issuance under the 2019 Plan consist of (i) 3,000,000 shares of Common Stock registered pursuant to this Registration Statement, plus (ii) 385,482 unallocated shares of Common Stock available for issuance as of the effective date of the 2019 Plan of the Registrant’s 2010 Stock Incentive Plan, amended and restated as of April 5, 2017 (the “Prior Plan”) that are not then subject to outstanding “Awards” (as defined in the 2019 Plan) (the “Carryover Shares”); plus (iii) shares under that Prior Plan and the 2019 Plan that are cancelled, forfeited, expired, terminated, unearned or settled in cash, in any such case that does not result in the issuance of shares (the “Unused Shares”). On August 14, 2019, at the Registrant’s 2019 Annual Meeting of Shareholders, the Registrant’s shareholders approved the 2019 Plan to succeed the Prior Plan. Upon shareholder approval of the 2019 Plan, no future awards will be made under the Prior Plan.

With regard to “Unused Shares” such shares cover any shares subject to outstanding options or other equity “Awards” (as defined in the applicable Plan) under the 2019 Plan or Prior that are forfeited, expire or otherwise terminate without issuance of the “Shares” (as defined in the applicable Plan), or if any such Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (other than Shares tendered or withheld in connection with the exercise of an Award or the satisfaction of withholding tax liabilities), the Shares to which those Awards were subject, shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for delivery with respect to Awards under the 2019 Plan (such forfeited, expired or terminated shares under the Prior Plans, the “Unused Shares”).

Concurrently with the filing of this Registration Statement, the Registrant is filing a post-effective amendment to its prior registration statements on Form S-8 originally filed with the United States Securities and Exchange Commission on (i) April 15, 2011 (File No. 333-173539), (ii) November 14, 2011 (File No. 333-177980), (iii) December 23, 2014 (File No. 333-201238), (iv) May 27, 2016 (File No. 333-211660), and Form S-8 and (v) on May 26, 2017 (File No. 333-218290) to cover the issuance of (i) the Carryover Shares and (ii) the Unused Shares, if and when they are available for issuance under the 2019 Plan.

PART I
Information Required in the Section 10(a) Prospectus

Not required to be included in this Form S-8 Registration Statement pursuant to the introductory note to Part I of Form S-8.

PART II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

(1)

The Registrant’s annual report on Form 10K for the year ended December 31, 2018, filed with the Commission on February 26, 2019, as amended by Amendment No. 1 on Form 10-K/A, filed with the Commission on April 30, 2019;‑

(2)	The Registrant’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019, filed with the Commission on May 8, 2019 and August 6, 2019, respectively;
(3)

The Registrant’s current reports on Form 8‑K filed with the Commission on January 3, 2019,  January 7, 2019,  January 15, 2019,  January 16, 2019,  January 18, 2019 January 22, 2019,  April 22, 2019,  May 2, 2019,  July 12, 2019 and August 16, 2019 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8‑K shall not be incorporated by reference into this Registration Statement); and

(4)

The description of Common Stock set forth in the Registrant’s Registration Statement on Form 8A12B filed with the Commission on August 6, 2013 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.‑

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s current reports on Form 8‑K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Minnesota Statutes, Section 302A.521, subd. 2, requires the Registrant to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Registrant, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met, unless the Registrant amends its Amended the Restated Articles of Incorporation, or the “Articles of Incorporation,” or its Amended and Restated Bylaws, or the “Bylaws,” to prohibit or condition such indemnification rights. In addition, Minnesota Statutes, Section 302A.521, subd. 3 requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances unless the Registrant amends the Articles of Incorporation or the Bylaws to prohibit or condition such expense advancement rights. Under Section 302A.521, subd. 4, the Registrant may amend the Articles of Incorporation or the Bylaws to prohibit or condition such indemnification or expense advancement rights. A decision as to required indemnification is made (i) by a disinterested majority of the Registrant’s Board of Directors present at a meeting at which a disinterested quorum is present, (ii) by a designated committee of the Board of Directors consisting of two or more disinterested directors, (iii) by special legal counsel selected by the board or a committee by vote pursuant to clause (i) or (ii) above, (iv) by an affirmative vote of the shareholders, in which the shares held by parties to the proceeding is not counted in determining the presence of a quorum and are not considered to be present and entitled to vote, or (v) by a court in Minnesota. For purposes of clauses (i) and (ii) above, a director is disinterested if he or she is not a party to the proceeding for which indemnification or expense advancement is at issue. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

Article 7 of the Articles of Incorporation provides that, to the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that Article 7 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.76 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of Article 7 or any predecessor of this provision. Neither the amendment, modification or repeal of Article 7 nor the adoption of any provision in the Articles of Incorporation inconsistent with Article 7 shall adversely affect any right or protection of a director or officer of the Registrant with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

The Bylaws provide that the directors and officers of the Registrant shall have the right to indemnification provided by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended. Under Section 302A.521, subd. 2, indemnification will be available only where an officer, director or employee can establish that he or she: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefits; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the Registrant or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the Registrant.

The Registrant maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Registrant for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Registrant.

With respect to possible indemnification of directors, officers and controlling persons of the Registrant for liabilities arising under the Securities Act pursuant to such provisions, the Registrant is aware that the Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

EXHIBIT NUMBER	DESCRIPTION

4.1

Amended and Restated Articles of Incorporation of Axogen, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 26, 2019).

4.2	Axogen, Inc. Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 26, 2019).
5.1	Opinion of DLA Piper LLP (US), counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith).
23.1	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, the Registrant’s Independent Registered Public Accounting Firm (filed herewith).
23.3	Consent of Lurie, LLP (filed herewith).
24.1	Power of Attorney (filed herewith).

99.1	Axogen, Inc. 2019 Long-Term Incentive Plan (incorporated by reference from Appendix A of the Registrant’s Proxy Statement on DEF14A dated June 27, 2019 (No. 001-36046)).

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into the registration statement;

(2)

That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alachua, State of Florida, on this 22nd day of August, 2019.

Axogen, Inc.

By:	/s/ Karen Zaderej
Name: Karen Zaderej
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Karen Zaderej and Peter J. Mariani his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement on Form S‑8 (including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S‑8 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Karen Zaderej
Karen Zaderej	President and Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	August 22, 2019

/s/ Peter J. Mariani
Peter J. Mariani	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 22, 2019

/s/ Gregory G. Freitag
Gregory G. Freitag	Director, General Counsel	August 22, 2019

/s/ Mark Gold, M.D.
Mark Gold, M.D.	Director	August 22, 2019

/s/ Guido J. Neels
Guido J. Neels	Director	August 22, 2019

/s/ Robert J. Rudelius
Robert J. Rudelius	Director	August 22, 2019

/s/ Amy Wendell
Amy Wendell	Director	August 22, 2019

/s/ Quentin S. Blackford
Quentin S. Blackford	Director	August 22, 2019

/s/ Alan M. Levine
Alan M. Levine	Director	August 22, 2019